PROSPECTUS

                                1,506,706 Shares

                                     [LOGO]
                       TRAVEL SERVICES INTERNATIONAL, INC.

                                  Common Stock

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         This Prospectus covers 1,506,706 shares of Common Stock, $.01 par value per share (the "Common Stock"), of Travel Services International, Inc. a/b/a The Travel Company (the "Company"), which may be offered and issued by the Company from time to time in connection with the merger with or acquisition by the Company of other businesses or assets. It is expected that the terms of acquisitions involving the issuance of securities covered by this Prospectus will be determined by direct negotiations with the owners or controlling persons of the businesses or assets to be merged with or acquired by the Company, and that the shares of Common Stock issued will be valued at prices reasonably related to market prices current either at the time a merger or acquisition are agreed upon or at or about the time of delivery of such shares. No underwriting discounts or commissions will be paid, although finders' fees may be paid from time to time with respect to specific mergers or acquisitions. Any person receiving any such fees may be deemed to be an underwriter within the meaning of the Securities Act of 1933, as amended (the "Securities Act").

         The shares of Common Stock issued in connection with such acquisitions may be resold by the recipients thereof under Rule 145 of the Securities Act. See "Outstanding Securities Covered by this Prospectus" for information relating to resales pursuant to this Prospectus of shares of Common Stock issued under this Registration Statement.

         The Company's Common Stock is listed on the Nasdaq Stock Market, and trades under the symbol "TRVL". Application will be made from time to time to list the shares of Common Stock offered hereunder by the Company on the Nasdaq Stock Market. On July 31, 1998, the closing price of the Common Stock on the Nasdaq Stock Market was $33.75 per share.

         All expenses of this offering will be paid by the Company. The Company is a Delaware corporation and all references herein to the "Company" refer to Travel Services International, Inc. and its subsidiaries. All references herein to the "Operating Companies" refer to the Company's operating subsidiaries. All references herein to "TSII" mean the parent company, Travel Services International, Inc. The executive offices of the Company are located at 220 Congress Park Drive, Delray Beach, FL 33445, and its telephone number is (561) 266-0860.

          SEE "RISK FACTORS" COMMENCING ON PAGE 6 OF THIS PROSPECTUS FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS OF THE COMMON STOCK OFFERED HEREBY.

                        --------------------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                                CRIMINAL OFFENSE.

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                  The date of this Prospectus is August 10, 1998.






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          THIS PROSPECTUS INCORPORATES DOCUMENTS BY REFERENCE WHICH ARE NOT
PRESENTED HEREIN OR DELIVERED HEREWITH. THESE DOCUMENTS ARE AVAILABLE UPON REQUEST FROM TRAVEL SERVICES INTERNATIONAL, INC., 220 CONGRESS PARK DRIVE, DELRAY BEACH, FL 33445 (TELEPHONE NUMBER (561) 266-0860). ATTENTION: SECRETARY. IN ORDER TO ENSURE TIMELY DELIVERY OF THE DOCUMENTS, ANY REQUEST SHOULD BE MADE BY A DATE WHICH IS FIVE DAYS PRIOR TO THE DATE ON WHICH THE FINAL INVESTMENT DECISION MUST BE MADE. SEE "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE."

                                 ---------------

                              AVAILABLE INFORMATION

          The Company is subject to the informational requirements of the Securities Exchange Act of 1934 (the "Exchange Act") and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information filed by the Company can be inspected and copied at the public reference facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Room 1024 Washington, D.C. 20549 and its Regional Offices located at 7 World Trade Center, 13th Floor, New York, New York 10048 and Citicorp Center, 50 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such material can be obtained at prescribed rates from the Public Reference Section of the Commission, at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission maintains an Internet web site that contains reports, proxy and information statements and other information regarding issuers that file electronically with the Commission, as does the Company. The address of that site is http://www.sec.gov. In addition, the Company's Common Stock is traded on the Nasdaq Stock Market. Reports, proxy statements and other information concerning the Company can also be inspected at the offices of the Nasdaq Stock Market, 1735 K Street, Washington, D.C. 20006.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

          The following documents filed by the Company with the Commission pursuant to the Exchange Act are incorporated herein by reference:

          1. The Annual Report of the Company on Form 10-K for its fiscal year ended December 31, 1997 (filed March 31, 1998);

          2. The Quarterly Report of the Company on Form 10-Q for its fiscal period ended March 31, 1998 (filed May 15, 1998);

          3. Registration Statement on Form S-1 (Registration No. 333-56567), as amended (as initially filed on June 19, 1998); and


          4. All other reports filed by the Company since the end of the fiscal year covered by the Annual Report referred to above.


          All documents filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the Securities shall be deemed to be incorporated herein by reference. Any statement contained herein or in a document all or a portion of which is incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein or in the Prospectus Supplement modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

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                                   THE COMPANY

          The Company is a leading specialized distributor of cruise vacations, domestic and international airline tickets, and European auto rentals, and a leading provider of electronic hotel reservation services to travel agents and travelers. The Company commenced operations in July 1997 concurrently with its initial public offering and the acquisition of five specialized travel distributors, and has since acquired an additional 13 operating companies and a software development company. To date, the Company has focused its acquisitions primarily on distributors of cruise vacations to take advantage of recognized growth opportunities in that segment, and has emerged as the largest distributor of cruise vacations in the world. The Company also looks for opportunities to expand into new segments of the leisure travel industry that are complementary to its existing lines of business. In June 1998, the Company entered the lodging travel services segment with the acquisition of Lexington Services Associates, Ltd. ("Lexington"), which the Company believes is the second largest electronic hotel reservation services company in the United States. In 1997, on a pro forma basis, the Company sold reservations for approximately 274,000 airline passengers, 213,000 cruise passengers, 259,000 European auto rentals and 1,316,000 room nights, representing gross sales volume in excess of approximately $600 million.

          The Company offers travel agents and travelers a combination of specialized expertise, the ability to compare travel options from multiple travel providers and competitive prices. Unlike traditional travel agents, who often lack extensive knowledge about the specific services being offered, specialized distributors focus their efforts on certain segments of the travel service industry and thus provide a greater level of expertise and service with respect to their segments. The Company's ability to provide in-depth knowledge about alternative services from multiple travel providers differentiates it from the internal sales departments of travel providers, who offer only that provider's services. The Company has preferred pricing and access to inventory through its negotiated arrangements with major airline, cruise line and European auto rental companies, including such travel providers as Continental Airlines, Inc., Delta Air Lines, Inc., Carnival Cruise Lines, Royal Caribbean Cruise Lines, Avis Europe Limited and Europcar International S.A. Recognizing the ability of specialized distributors to sell a significant amount of travel capacity, as well as their in-depth knowledge, travel providers are increasingly utilizing specialized distributors as a preferred source of distribution.

          The Company believes that it is well positioned to take advantage of the growth trends in the domestic and international travel industries. Domestic travel and tourism spending by U.S. travelers was an estimated $417 billion in 1997, and is forecasted to increase at a compound annual growth rate of 6.7% through the year 2000. The number of U.S. citizen departures to Europe increased 11.1% to 10.1 million in 1997, and is forecasted to increase 5.6% to 10.5 million in 1998. The number of North American cruise passengers is expected to increase from 5.1 million in 1997 to 7.0 million by the year 2000, an 11.5% compound annual growth rate.

          The leisure travel services industry is highly fragmented, and includes numerous small specialized distributors that generally have made little investment in technology to improve their selling effectiveness, efficiency and access to information. Furthermore, most of these companies lack the sales volume necessary to obtain preferential pricing from travel providers or to create effective national marketing campaigns. The Company believes significant growth opportunities are available to a well capitalized company providing a broad offering of specialized travel services with a high level of customer service and state-of-the-art technology infrastructure.


GROWTH STRATEGY

         The Comapny seeks to become the leading specialized distributor of leisure travel services by continuing both its internal growth strategy and aggresive program. while the Comapny intends to continue to aquire specialized distributors of leisure travel services, strong internal revenue growth remains the core of the Company's growth strategy. Key elements of the Company's growth stategy include the following:

/bullet/ INVESTMENT IN TECHNOLOGY. An essential element of the Company's growth strategy is the development of state-of-the-art information and telecommunication technologies for use by the Comapny, as well as by travel agents and travelers through the Internet. The Company plans to invest approximately $15 million over the next 18 months to complete the development of its "Universal" architecture, consisting of the Universal Agent and Universal Manager applications. The Universal Agent is expected to allow the Company to increase its productivity and capabilities by: (i) allowing Company agents to process reservations more quickly; (ii) enabling company agents to offer customers more comprehensive product information; (iii) providing Company agents additional selling and cross-selling capabilities; (iv) allowing Company agents realtime access to a comprehensive customer database; and (v) using the Internet to provide information and sell

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         reservations. The Universal Manager, which will complement the
         Universal Agent application, is expected to allow the Company to consolidate fulfillment, back office and accounting procedures and effectively use the the customer database to source new sales opportunities. The first stage of the Universal Agent is expected to be implemented in the summer of 1998 inconnection with the airline segment of the Company's business, with applications for the Coampny's othe travel segments expected to be implemented over the next 18 to 24 months.

/bullet/ EMPHASIZE CROSS-SELLING. The Company intends to take advantage of significant cross-selling opportunities to further enhance revenue growth. The Comapny believes that the development and implementation of its technology will allow it to off "one-stop shopping" for a variety of travel services while still providing extensive expertise within each leisure travel segment.

/bullet/ CAPITALIZE ON ECONOMICS OF SCALE AND BEST PRACTICES. The Company believes that it can achieve significant economics of scale and that its sales volumes and relationships with travel providers enable it to obtain preferential pricing and access preferred travel provider inventories. The Company believes it can also benefit from greater purchasing power in certain key expense areas including telecommunications and advertising, as well as reduce total operating expenses by outsourcing, eliminating or consolidating certain duplicative marketing, back-office and administrative functions and by creating shred services centers. In addition, the Company has identified certain best practices, including marketing techniques, operations strategies and cost efficiences, that can be implemented in order to generate incremental revenue and enhance profitablitiy.

/bullet/ EXPANSION THROUGH ACQUISITION. The Company continues to seek acquisitions in order to gain market share, add new areas of expertise, access new geographic markets and enter complementary business lines. The Company may also pursue international acquisitions that will enable the Company to expand its business model to include leisure travel originating in countries other than the U.S. and Canada. The Company will seek acquisition candidates that have long standing reputations and demonstrated growth and profitability.

OPERATING STATEGY

         The Company seeks to proved comprehensive, quality leisure travel services, while improving efficiencies in its operations. The components of the Company's operating strategy include the following:

/bullet/ PROVIDE EXTENSIVE EXPERTISE IN SPECIFIC TRAVEL SEGMENTS. The Company is a specialist in several travel services segmetns. By leveraging this specialized knowledge, the Company provides a higher level of expertise and information for a broader array of travel services than may be avialable through traditional distribution channels.

/bullet/ MAINTAIN AND ENHANCE STRONG STATEGIC RELATIONSHIPS WITH TRAVEL
         PROVIDERS. The Company believes that its stategic relationships with travel providers are integral to its success. The Company has negotiated with many travel providers for pricing that is often lower than published fares and preferres access to capacity. These stategic relationships enable the Company to access multiple providers within each travel segment and to offer prices that are generally lower than would be available to travelers.

/bullet/ MARKET THROUGH MULTIPLE DISTRIBUTION CHANNELS. The Company believes that utilizing multiple distribution channels provides it with additional sales opportunites, decreases its reliance on any one channel and differentiates it from competitors who offer their products through a single channel. The Company currently utilizes three distinct channels of distribution: (i) call centers staffed with trained sales personnel; (ii) home-based agents (including franchises) who service their local markets; and (iii) traditional travel agents. The Company also intends to expand its presence on the Internet in order to create a fourth distribution channel for selling its services.

/bullet/ OFFER A HIGH LEVEL OF CUSTOMER SERVICE. The company believes that maintaining a high level of customer service is essential to its ability to generate significant repeat business. In addition to the Company's competitive prices, customer service is an important differentiating factor to both the leisure traveler who is making a significant investment in a vacation and the travel agent who is seeking the ability to make travel arrangements with greater ease.


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/bullet/ DEVELOP A COMPREHENSIVE BRAND STATEGY. The Company reviewed various stategies in connection with the brand recognition and marketing of its services and has started the implementation of a comprehensive brand and marketing plan. This plan calls for the development of a new, identifiable national brand under the name The Travel Company, while preserving existing brands that have a strong identity and loyal customer following.


/bullet/ CAPITALIZE ON MANAGEMENT EXPERTISE. The Company's eight executive management personnel average more than 15 years of experience in various segments of the travel industry. In addition, the Company believes that the experienced local management teams at the Operating Companies have an in-depth understanding of their respective markets and business and have built strong relationships with travel providers and customers.



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                                  RISK FACTORS

          AN INVESTMENT IN THE SHARES OF COMMON STOCK OFFERED BY THIS PROSPECTUS INVOLVES A HIGH DEGREE OF RISK. IN ADDITION TO THE OTHER INFORMATION IN THIS PROSPECTUS, THE FOLLOWING RISK FACTORS SHOULD BE CONSIDERED CAREFULLY IN EVALUATING AN INVESTMENT IN THE COMPANY.

          THE STATEMENTS CONTAINED IN THIS PROSPECTUS THAT ARE NOT PURELY HISTORICAL ARE FORWARD-LOOKING STATEMENTS WITHIN THE MEANING OF SECTION 27A OF THE SECURITIES ACT AND SECTION 21E OF THE SECURITIES EXCHANGE ACT OF 1934, INCLUDING WITHOUT LIMITATION STATEMENTS REGARDING THE COMPANY'S EXPECTATIONS, BELIEFS, INTENTIONS OR STRATEGIES REGARDING THE FUTURE. ALL FORWARD-LOOKING STATEMENTS INCLUDED IN THIS DOCUMENT ARE BASED ON INFORMATION AVAILABLE TO THE COMPANY ON THE DATE HEREOF, AND THE COMPANY ASSUMES NO OBLIGATION TO UPDATE ANY SUCH FORWARD-LOOKING STATEMENTS. THE FORWARD-LOOKING STATEMENTS INVOLVE KNOWN AND UNKNOWN RISKS, UNCERTAINTIES AND OTHER FACTORS WHICH MAY CAUSE ACTUAL RESULTS, EXPERIENCE AND THE PERFORMANCE OR ACHIEVEMENTS OF THE COMPANY TO BE MATERIALLY DIFFERENT FROM THOSE ANTICIPATED, EXPRESSED OR IMPLIED BY THE FORWARD-LOOKING STATEMENTS. IN EVALUATING THE COMPANY'S BUSINESS, THE FOLLOWING FACTORS, IN ADDITION TO THE RISK FACTORS SET FORTH BELOW AND OTHER INFORMATION SET FORTH HEREIN, SHOULD BE CAREFULLY CONSIDERED: SUCCESSFUL INTEGRATION OF SYSTEMS; FACTORS AFFECTING INTERNAL GROWTH AND MANAGEMENT OF GROWTH; DEPENDENCE ON TRAVEL PROVIDERS; SUCCESS OF THE ACQUISITION STRATEGY AND AVAILABILITY OF ACQUISITION FINANCING; SUCCESS IN ENTERING NEW SEGMENTS OF THE TRAVEL MARKET AND NEW GEOGRAPHIC AREAS; DEPENDENCE ON TECHNOLOGY; LABOR AND TECHNOLOGY COSTS; ADVERTISING AND PROMOTIONAL EFFORTS; RISKS ASSOCIATED WITH THE TRAVEL INDUSTRY GENERALLY; SEASONALITY AND QUARTERLY FLUCTUATIONS; COMPETITION; AND GENERAL ECONOMIC CONDITIONS. IN ADDITION, THE COMPANY'S BUSINESS STRATEGY AND GROWTH STRATEGY INVOLVE A NUMBER OF RISKS AND CHALLENGES, AND THERE CAN BE NO ASSURANCE THAT THESE RISKS AND OTHER FACTORS WILL NOT HAVE A MATERIAL ADVERSE EFFECT ON THE COMPANY.

LIMITED COMBINED OPERATING HISTORY; RISKS OF INTEGRATION

          The Company was founded in April 1996 but conducted no operations and generated no revenues prior to its initial public offering in July 1997, when it acquired the Founding Companies. Since July 1997, the Company has acquired an additional 13 operating companies and one software development company. Currently, the Company relies on the existing reporting systems of the Operating Companies for financial reporting. There can be no assurance that the Company will be able to successfully integrate the operations of these businesses or institute the necessary Company-wide systems and procedures to successfully manage the combined enterprise on a profitable basis. The Company's executive management group was primarily assembled in connection with its initial public offering, and there can be no assurance that the management group will be able to continue to effectively manage the combined entity or effectively implement and carry out the Company's internal growth strategy and acquisition program. The consolidated financial statements cover periods when the Operating Companies were not under common control or management and, therefore, may not be indicative of the Company's future financial or operating results. The inability of the Company to successfully integrate the Operating Companies, and any future acquisitions would have a material adverse effect on the Company's business, financial condition and results of operations, and would make it unlikely that the Company's acquisition program will continue to be successful.

          A number of the Operating Companies offer different travel services, utilize different capabilities and technologies and target different client segments. While the Company believes that there are substantial opportunities to cross-market and integrate these businesses, these differences increase the risk inherent in successfully completing such integration. Further, there can be no assurance that the Company's strategy to become the leading specialized distributor of leisure travel services will be successful, or that the travelers or travel providers will accept the Company as a distributor of a variety of specialized travel services.

DEPENDENCE ON TRAVEL PROVIDERS

          The Company is dependent upon travel providers for access to their capacity. The Company receives from certain travel providers pricing that is preferential to published fares which enables the Company to offer, for certain products, prices lower than would be generally available to travelers and travel agents. Other distributors may have similar arrangements with travel providers, some of which may provide better availability or more competitive pricing than that offered by the Company. The Company anticipates that a significant portion of its revenues will continue to be derived from the sale of capacity for relatively few travel providers. In 1997, (i) two auto rental companies represented an aggregate of 87% of European auto rental pro forma net revenues;
(ii) six cruise lines represented an aggregate of 74% of cruise pro forma net revenues; and (iii) two airlines represented an aggregate of 52% of airline pro forma net revenues. The Company's agreements with its travel providers can generally be canceled or modified by the travel provider upon relatively short notice. The loss of a contract, changes in the Company's pricing agreements or commission schedules or more restricted access to travel providers' capacity could have a material

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adverse effect on the Company's business, financial condition and results of operations. In addition, the lodging industry recently has witnessed a period of consolidation. Continued consolidation could reduce the Company's electronic hotel reservation services customer base which could, in turn, have a material adverse effect on the Company's financial condition and results of operations.

RISKS RELATED TO THE COMPANY'S ACQUISITION STRATEGY

          The Company intends to increase its revenues, expand the markets it serves and increase its service offerings in part through the acquisition of additional operating companies. There can be no assurance that the Company will be able to identify, acquire or profitably manage additional businesses or successfully integrate acquired businesses into the Company without substantial costs, delays or other operational or financial problems. Increased competition for acquisition candidates may develop, in which event there may be fewer acquisition opportunities available to the Company, as well as higher acquisition prices. Further, acquisitions involve a number of special risks, including possible adverse effects on the Company's operating results, diversion of management's attention, failure to retain key personnel, risks associated with unanticipated events or liabilities and amortization of acquired intangible assets, some or all of which could have a material adverse effect on the Company's business, financial condition and results of operations. Customer dissatisfaction or performance problems at a single acquired company could also have an adverse effect on the reputation of the Company. The Company may also seek international acquisitions that may be subject to additional risks associated with doing business in foreign countries. In addition, there can be no assurance that businesses acquired will achieve anticipated revenues and earnings. The Company continually reviews various strategic acquisition opportunities and has held discussions with a number of such acquisition candidates. As of the date of this Prospectus, the Company is not party to any agreements with respect to any acquisitions.

RISKS RELATED TO ACQUISITION FINANCING AND POSSIBLE NEED FOR ADDITIONAL CAPITAL

          The Company plans to finance future acquisitions by using shares of its Common Stock for a substantial portion of the consideration to be paid. In the event that the Common Stock does not maintain a sufficient market value, or potential acquisition candidates are otherwise unwilling to accept Common Stock as part of the consideration for the sale of their businesses, the Company may be required to utilize more of its cash resources, if available, in order to maintain its acquisition program. If the Company has insufficient cash resources, its growth could be limited unless it is able to obtain additional capital through debt or equity financings. There can be no assurance that the Company's line of credit will be sufficient or that other financing will be available on terms the Company deems acceptable. If the Company is unable to obtain financing sufficient for all of its desired acquisitions, it may be unable to fully carry out its acquisition strategy. In addition, to maintain historical levels of growth, the Company may need to seek additional funding through public or private financing. Adequate funds for these purposes may not be available when needed or may not be available on terms acceptable to the Company. If funding is insufficient, the Company may be required to delay, reduce the scope of or eliminate some or all of its expansion programs. See Results of Operations--Summary Discussion and Analysis."

DEPLOYMENT OF NEW TECHNOLOGY

          Commencing in the summer of 1998 and continuing for 18 to 24 months thereafter, the Company expects that it will replace many of the existing computer systems at the Operating Companies and implement its new "Universal" architecture. There can be no assurance that these new systems will be successfully developed, installed according to the expected time frame or within the anticipated budget, implemented without any disruption to the Company's business or result in the intended operational benefits and cost efficiencies.

DEPENDENCE UPON TECHNOLOGY

          The Company's business is currently dependent upon a number of different information and telecommunication technologies to facilitate its access to information and manage a high volume of inbound and outbound calls. Any failure of this technology would have a material adverse effect on the Company's business, financial condition and results of operations. For example, during 1996, one of the Operating Company's results of operations were adversely affected by unanticipated shortcomings in the functionality of call center software installed as part of a new telephone system. In addition, the Company is dependent upon certain third party vendors, including central reservation systems, such as SABRE Group and Amadeus and THISCO for access to certain information. Any failure of these systems or restricted access by the Company would have a material adverse effect on the Company's business, financial condition and results of operations.


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          The technology systems being used currently at the Company's headquarters are Year 2000 compliant, and new systems currently under development by the Company are working with compliant standards. An assessment of the Year 2000 readiness of the technology currently being used in the Operating Companies is in process, and the Company cannot make any assurances with respect to such readiness at this time. The assessment being conducted by the Company includes inquiries of management and certification requests from hardware and software vendors. New systems under development by the Company are expected to replace some of the older software applications currently in use at certain Operating Companies. There can be no assurance, however, that such replacements will be made or will be made on time. The Company can not assess whether its travel providers and other third parties have appropriate plans to remedy Year 2000 compliance issues where their systems interface with the Company's systems or otherwise impact its operations. There can be no assurance that a failure of systems of third parties on which the Company's systems and operations rely to be Year 2000 compliant will not have a material adverse effect on the Company's business, financial condition and operating results. See "Results of Operations--Summary Discussion and Analysis."

MANAGEMENT OF GROWTH; FACTORS AFFECTING INTERNAL GROWTH

          The Company expects to continue to grow internally and through acquisitions. The Company expects to spend significant time and effort expanding existing businesses and identifying, completing and integrating acquisitions. There can be no assurance that the Company's systems, procedures and controls will be adequate to support the Company's operations as they expand. Any future growth also will impose significant added responsibilities on members of senior management, including the need to identify, recruit and integrate new senior level managers and executives. There can be no assurance that such additional management will be identified or retained by the Company. To the extent that the Company is unable to manage its growth efficiently and effectively, or is unable to attract and retain qualified management, the Company's business, financial condition and results of operations could be materially adversely affected. While the Company has experienced revenue and earnings growth on a pro forma basis over the past few years, there can be no assurance that the Company will continue to experience internal growth comparable to these levels, if at all. From time to time, certain of the Operating Companies have been unable to hire and train the number of qualified sales personnel needed to meet the demands of their businesses. Factors affecting the ability of the Company to continue to experience internal growth include, but are not limited to, the ability to expand the travel services offered, the continued relationships with certain travel providers and travel agents, the ability to recruit and retain qualified sales personnel, the ability to cross-sell services within the Company and continued access to capital.

RISKS ASSOCIATED WITH THE TRAVEL INDUSTRY; GENERAL ECONOMIC CONDITIONS

          The Company's results of operations are dependent upon factors generally affecting the travel industry. The Company's revenues and earnings are especially sensitive to events that affect domestic and international air travel, cruise travel, auto rentals in Europe and room nights. A number of factors could result in an overall decline in demand for travel, including political instability, armed hostilities, international terrorism, extreme weather conditions, a rise in fuel prices, a decline in the value of the U.S. dollar, labor disturbances, excessive inflation, a general weakening in economic activity and reduced employment in the U.S. These types of events could have a material adverse effect on the Company's business, financial condition and results of operations.

SEASONALITY AND QUARTERLY FLUCTUATIONS

          The domestic and international leisure travel industry is seasonal. The results of each of the Operating Companies have been subject to quarterly fluctuations caused primarily by the seasonal variations in the travel industry, especially the leisure travel segment. Net revenues and net income for a majority of the Operating Companies are generally higher in the second and third quarters. Seasonality depends on the particular leisure travel service sold. The Company expects seasonality to continue in the future on a combined basis. The Company's quarterly results of operations may also be subject to fluctuations as a result of the timing and cost of acquisitions, changes in the mix of services offered by the Company as a result of acquisitions, internal growth rates among various travel segments, fare wars by travel providers, changes in relationships with certain travel providers, the timing of the payment of overrides by travel providers, extreme weather conditions or other factors affecting travel. Unexpected variations in quarterly results could also adversely affect the price of the Common Stock, which in turn could limit the ability of the Company to make acquisitions. See "Results of Operations--Summary Discussion and Analysis."


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SUBSTANTIAL AMOUNT OF GOODWILL

          Approximately $84.3 million, or 69.5%, of the Company's pro forma total assets as of March 31, 1998, is goodwill, which represents the excess of consideration paid over the estimated fair market value of net assets acquired in business combinations accounted for under the purchase method. The Company generally amortizes goodwill on a straight line method over a period of 35 years with the amount amortized in a particular period constituting a non-cash expense that reduces the Company's net income. Amortization of goodwill resulting from certain past acquisitions, and additional goodwill recorded in certain future acquisitions may not be deductible for tax purposes. In addition, the Company will be required periodically to evaluate the recoverability of goodwill by reviewing the anticipated undiscounted future cash flows from operations and comparing such cash flows to the carrying value of the associated goodwill. If goodwill becomes impaired, the Company would be required to write down the carrying value of the goodwill and incur a related charge to its income. A reduction in net income resulting from a write down of goodwill would currently affect financial results and could have a material and adverse impact upon the market price of the Common Stock.

SUBSTANTIAL COMPETITION

          The travel service industry is extremely competitive and has low barriers to entry. The Company competes with other distributors of travel services, travel providers, travel agents, tour operators and central reservation service providers, some of which have greater experience, brand name recognition and/or financial resources than the Company. The Company's travel providers may decide to compete more directly with the Company and restrict the availability and/or preferential pricing of their capacity. In addition, other distributors may have relationships with certain travel providers providing better availability or more competitive pricing than that offered by the Company Furthermore, some travel agents have a strong presence in their geographic area which may make it difficult for the Company to attract customers in those areas.

RELIANCE ON KEY PERSONNEL

          The Company's operations are dependent on the efforts and relationships of Joseph V. Vittoria and the other executive officers as well as the senior management of the Operating Companies. Furthermore, the Company will likely be dependent on the senior management of any businesses acquired in the future. If any of these individuals become unable to continue in their role the Company's business or prospects could be adversely affected. Although the Company has entered into an employment agreement with each of the Company's executive officers and the executive officers of each Operating Company, there can be no assurance that such individuals will continue in their present capacity for any particular period of time. The Company does not maintain key man life insurance covering any of its executive officers or other members of senior management.

VOTING CONTROL OF EXISTING MANAGEMENT AND STOCKHOLDERS

         As of July 22, 1998, the Company's executive officers and directors, their affiliates and executive officers of the Operating Companies beneficially own shares of Common Stock representing 32.7% of the total voting power of the Common Stock (38.7% if all shares of Restricted Common Stock were converted into Common Stock). These persons, if acting in concert, will be able to exercise control over the Company's affairs and are likely to be able to elect the entire Board of Directors and to control the disposition of any matter submitted to a vote of stockholders. See "Description of Capital Stock--Common Stock and Restricted Common Stock."

POTENTIAL EFFECT OF SHARES ELIGIBLE FOR FUTURE SALE ON PRICE OF COMMON STOCK

         Sales of substantial amounts of Common Stock in the public market, or the perception that such sales could occur, may adversely affect prevailing market prices of the Common Stock and could impair the future ability of the Company to raise capital through an offering of its equity securities or to use such securities as consideration in acquisitions. As of July 22, 1998, the Company had 13,158,805 shares of Common Stock outstanding. Of these shares, 7,111,000 shares are freely tradeable without restriction under the Securities Act. The remaining shares represent (i) shares beneficially owned by "affiliates" of the Company (as that term is defined in Rule 144 under the Securities Act) and other original investors in the Company and (ii) shares issued to sellers of companies acquired by the Company during the past year, which shares may be sold in the open market in compliance with the applicable requirements of Rule 144 or Rule 145 under the Securities Act or, in certain cases, pursuant to a registration statement. In addition, 1,328,347 shares may be acquired pursuant to outstanding currently exercisable options as of July 15, 1998. The Company, its directors and executive officers and certain stockholders have agreed that they will not offer, sell, contract to sell, pledge, grant any option for the sale of, announce their intention to sell, or otherwise dispose of, directly or indirectly, any shares of Common Stock, or any securities convertible into or exercisable or exchangeable for Common Stock, until November 15, 1998 without the prior written consent of Credit Suisse First Boston, except for, in the case of the Company, Common Stock issued pursuant to any employee or director benefit plans described herein or in connection with acquisitions.

POSSIBLE VOLATILITY OF STOCK PRICE

          The market price of the Common Stock may be subject to significant fluctuations in response to numerous factors, including variations in the annual or quarterly financial results of the Company or its competitors, changes by financial research analysts in their estimates of the earnings of the Company or the failure of the Company to meet such estimates, conditions in the economy in general or in the travel industry in particular, and unfavorable publicity or changes in applicable laws and regulations (or judicial or administrative interpretations thereof) affecting the Company or the travel service industry. From time to time, the stock market experiences significant price and volume volatility, which may affect the market price of the Common Stock for reasons unrelated to the Company's performance.

EFFECT OF CERTAIN CHARTER PROVISIONS; ANTI-TAKEOVER EFFECTS

         The Board of Directors of the Company is authorized to issue preferred stock in one or more series without stockholder action. The Board of Directors of the Company serve staggered terms. The existence of this "blank-check" preferred stock and the staggered Board of Directors could render more difficult or discourage an attempt to obtain control of the Company by means of a tender offer, merger, proxy contest or otherwise. Certain provisions of the Delaware General Corporation Law and, after the reincorporation of the Company from Delaware to Florida, which has been approved by the Company's Board of Directors and stockholders, and which the Company intends to undertake in the third quarter of 1998, the Florida Business Corporation Act, which may discourage takeover attempts that have not been approved by the Board of Directors. See "Description of Capital Stock."

               RESULTS OF OPERATIONS-SUMMARY DISCUSSION AND ANALYSIS

         THE FOLLOWING SUMMARY DISCUSSION AND ANALYSIS OF THE COMPANY'S FINANCIAL CONDITION AND RESULTS OF OPERATIONS FOR THE FISCAL PERIODS AND YEARS INDICATED SHOULD BE READ IN CONJUNCTION WITH THE "MANAGEMENT DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS" AND THE FINANCIAL STATEMENTS (AND THE NOTES THERETO) APPEARING (i) THE REGISTRATION STATEMENT ON FORM S-1 (REGISTRATION NO. 333-56567) AS INITIALLY FILED ON JUNE 19, 1998 AND SUBSEQUENTLY AMENDED, (II) THE COMPANY'S QUARTERLY REPORT ON FORM 10-Q FOR THE PERIOD ENDED MARCH 31, 1998 AND (III) ITS ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER 31, 1997, AS WELL AS THE "SELECTED FINANCIAL DATA" APPEARING IN SUCH ANNUAL REPORT. SUCH REGISTRATION STATEMENT AND QUARTERLY AND ANNUAL REPORTS ARE INCORPORATED HEREIN BY REFERENCE.

INTRODUCTION

          The Company's revenue is derived primarily from selling travel related services, including cruise vacations, airline tickets and European auto rentals, and providing electronic hotel reservation services. The Company does not record the total gross amount of the travel services sold to travelers or travel agents. Net revenues recorded by the Company include commissions and markups on travel services, volume bonuses and override commissions, processing and delivery fees, franchise fees and hotel reservation fees. The Company records net revenues when earned which, for auto rentals and airline tickets is at the time the reservation is booked and ticketed, for cruise bookings is when the cruise is fully paid for and the customer is no longer entitled to a full refund of the cost of the cruise, generally 45 to 90 days prior to the sailing date, and for hotel reservation services is at the time the traveler checks out of the hotel. The Company provides an allowance for cancellations, reservation changes, "no shows" and currency exchange guarantees which is based on historical experience.

          Operating expenses include compensation of sales and sales support personnel, commissions, credit card merchant fees, telecommunications, mail, courier, marketing, global distribution systems fees and other expenses that vary with revenues. Commissions to travel agents are typically based on a percentage of the gross amount of the travel services sold. The Company's sales personnel are compensated either on an hourly basis, a commission basis or a combination of the two, with the majority of agents receiving a substantial portion of their compensation based on sales generated. The Company's independent contractors selling cruises receive a portion of the commissions earned by the Company. The Company receives a portion of commissions earned by its franchisees selling cruises.

          General and administrative expenses include compensation and benefits to management and administrative employees, fees for professional services, rent, information services, depreciation, travel and entertainment, office services, amortization of capitalized internally developed software and other overhead costs. Internally developed software is amortized over five years.

          The Company records as goodwill the excess of consideration paid over the estimated fair market value of net assets acquired in business combinations accounted for under the purchase method. Goodwill is amortized over 35 years for the travel service companies acquired and over five years for an acquired software company.

RESULTS OF OPERATIONS-HISTORICAL

          The following table sets forth for 1995, 1996 and 1997 and the three months ended March 31, 1997 and 1998 certain items from the Company's Historical Statement of Income Financial Data expressed as a percentage of net revenues:

                                                                                                   THREE MONTHS ENDED
                                                                 YEARS ENDED DECEMBER 31,               MARCH 31,
                                                           -------------------------------------- ------------------------
                                                                 1995         1996        1997        1997         1998
                                                           ------------ ------------ ------------ ----------- ------------
Net revenues..............................................       100.%       100.0%       100.0%      100.0%       100.0%
Operating expenses........................................        63.5        67.4         63.4        67.1         57.1
                                                                 ----        -----        -----       -----        -----
Gross profit..............................................        36.5        32.6         36.6        32.9         42.9
General and administrative expenses.......................        35.1        31.3         28.8        27.0         28.0
Goodwill amortization.....................................        --          --          0.8          --            1.6
                                                                 ----        -----        -----       -----        -----
Income from operations....................................         1.4         1.3          7.0         6.0         13.3
Other expenses, net.......................................         0.2         0.5          0.1         0.6          0.2
                                                                 ----        -----        -----       -----        -----
Income before provision for income taxes..................         1.2         0.8          6.9         5.4         13.1
Provision for income taxes................................         0.5         0.5          1.4         2.3          5.5
                                                                 ----        -----        -----       -----        -----
Net income................................................         0.%         0.3%         5.5%        3.1%         7.6%
                                                                 ====        =====        =====       =====        =====

RESULTS OF OPERATIONS-PRO FORMA

          Due to the significance of the Combinations in July 1997 and the Lexington Acquisition in June 1998, pro forma statements of operations are presented for 1997, the 1997 Period and the 1998 Period, which give effect to the results of the Company combined with all the Founding Companies and the Lexington Acquisition as if the Combinations and the Lexington Acquisition had occurred at the beginning of each respective period, along with certain adjustments associated with the Combinations, the Pooling Acquisitions and the Lexington Acquisition.

          The pro forma results include the effects of: (i) the Combinations and the Lexington Acquisition; (ii) amortization of goodwill resulting from the Combinations and the Lexington Acquisition; (iii) certain adjustments to salaries, bonuses, management fees and benefits to former owners and key management of the Founding Companies, the Lexington Acquisition and the Pooling Acquisitions, to which such persons have agreed prospectively ("Compensation Differential"); (iv) reversal of acquisition costs associated with Pooling Acquisitions; and (v) provision for income taxes as if pro forma income was subject to corporate federal and state income taxes during the periods.

          The pro forma financial data have been prepared for comparative purposes only and do not purport to be indicative of the results of operations which actually would have resulted had the Founding Companies and the Lexington been under common control prior to the Combinations or the Lexington Acquisition, or which may result in the future.

          The following table sets forth for 1997, the 1997 Period and the 1998 Period certain items from the Company's Selected Pro Forma Statement of Income Financial Data expressed as a percentage of net revenues:

                                                             THREE MONTHS ENDED
                                            YEAR ENDED            MARCH 31,
                                            DECEMBER 31,   --------------------
                                              1997          1997         1998
                                            -----------    -------     --------
Net revenues..............................    100.0 %      100.0%      100.0%
Operating expenses........................     61.1         62.4        57.1
                                              -----        -----       -----
Gross profit..............................     38.9         37.6        42.9
General and administrative expenses.......     21.9         19.8        26.6
Goodwill amortization.....................      2.2          2.5          2.2
                                               -----        -----       -----
Income from operations....................     14.8         15.3        14.1
Other expenses, net.......................      0.2          0.6         ---
                                              -----        -----       -----
Income before provision for income taxes..     14.6         14.7        14.1
Provision for taxes.......................      6.1          6.2         5.8
                                              -----        -----       -----
Net income................................      8.5 %        8.5%        8.3%
                                              =====        =====       ======


LIQUIDITY AND CAPITAL RESOURCES

          The Company's three primary sources for liquidity and capital are cash flow from operating activities, issuance of Common Stock and borrowings under its Credit Facility.

          In the three months ended March 31, 1997 and 1998, on a historical basis, net cash provided by operating activities was approximately $5.9 million and $14.2 million, respectively, capital expenditures were $509,000 and $897,000, respectively, and net repayment of debt was $2.4 million and $249,000, respectively. For the years ended December 31, 1996 and 1997, on a historical basis, net cash provided by operating activities was approximately $114,000 and $3.2 million, respectively, capital expenditures were $3.0 million in each year, and net repayment of debt was $1.1 million and $3.7 million, respectively.

          On July 28, 1997, the Company issued an aggregate of 6,297,225 shares of Common Stock, with 3,422,225 shares issued in connection with the Combinations and 2,875,000 shares sold at a price of $14.00 per share in the Company's initial public offering. The net proceeds to the Company from the initial public offering (after deducting underwriting discounts, commissions and offering expenses) were $33.2 million. Of this amount, $29.1 million represents the cash portion of the purchase price related to the Combinations, including working capital adjustments and estimated reimbursements to stockholders of three of the Founding Companies that had elected S Corporation status under the Internal Revenue Code for certain taxes incurred by them in connection with the Combinations. The remaining $4.1 million was used for general corporate purposes.

          The Company issued 1,384,689 shares of Common Stock during 1997 in connection with five acquisitions, excluding the Combinations, and issued 338,411 shares of Common Stock and paid $8.4 million cash consideration during the 1998 Period in connection with the 1998 Acquisitions.

          The Company has a credit facility agreement with NationsBank, N.A. with respect to a $30.0 million revolving line of credit (the "Credit Facility") and a term loan facility of $2.1 million (the "Term Loan"). Borrowings under the Credit Facility and Term Loan are due October 15, 2000 and October 5, 2000, respectively. The Credit Facility may be used for acquisitions, letters of credit not to exceed $3.0 million, and for capital expenditures (including but not limited to investments in technology) and general corporate purposes which in the aggregate may not exceed $5.0 million. As of March 31, 1998, outstanding borrowings under the Credit Facility totaled $8.6 million. On April 1, 1998, an additional $10.0 million was borrowed under the Credit Facility to finance, in part, the Cruise Line Purchase. On June 1, 1998, an additional $10.0 million was borrowed under the Credit Facility to finance, in part, the Lexington Acquisition. Interest on outstanding balances of the Credit Facility are computed based on the Eurodollar Rate plus a margin ranging from 1.25% to 2.0%, depending on certain financial ratios. Availability fees of 25 basis points per annum payable on the unused portion of the Credit Facility and a facility fee are paid equal to 5/8 of one percent of the aggregate principal balance on the Term Loan. The Credit Agreement requires the Company to secure an interest rate hedge on fifty percent of the outstanding principal amount borrowed under the Credit Facility and one hundred percent of the outstanding balance on the Term Loan. As of June 5, 1998, the Company entered into interest rate swap hedge agreements totaling $16.4 million and maturing in October 2000. The Credit Facility is secured by substantially all the assets of the Company and requires the Company to comply with various loan covenants, which include maintenance of certain financial ratios, restrictions on additional indebtedness and restrictions on liens, guarantees, advances, capital expenditures, sale of assets and dividends.

         The Company repaid the $28.6 million outstanding as of June 1, 1998 under the Credit Facility from a portion of the net proceeds of the offering of securities under its Registration Statement on Form S-1 (Registration No. 333-56567). All amounts repaid may be reborrowed by the Company.

          On March 30, 1998, $3 million previously pledged to Barnett Bank was released in exchange for a guarantee by the Company of outstanding debt of one of the Founding Companies. Such debt, totaling $3,141,241, was repaid on April 28, 1998, including $1,901,838 which was refinanced using the proceeds of the Term Loan.

          The Company expects to spend in excess of $8 million during 1998 for capital expenditures, including $4 million for development of technology applications. The remainder of this 1998 capital budget relates to purchases of computer hardware and personal computers, telecommunications equipment, leasehold and building improvements and furniture and fixtures. For the 1998 Period, $897,000 has been expended, of which $307,000 relates to development of technology applications. The Company also expects to expend approximately $11 million in 1999 for development of technology applications, excluding computer and telecommunications hardware and implementation costs.

          The technology systems being used currently at the Company's headquarters are Year 2000 compliant, and new systems currently under development by the Company are working with compliant standards. An assessment of the Year 2000 readiness of the technology currently being used in the Operating Companies is in process, and the Company cannot make any assurances with respect to such readiness at this time. The assessment being conducted by the Company includes inquiries of management and certification requests from hardware and software vendors. New systems under development by the Company are expected to replace some of the older software applications currently in use at certain Operating Companies. There can be no assurance, however, that such replacements will be made or will be made on time. The Company can not assess whether its travel providers and other third parties have appropriate plans to remedy Year 2000 compliance issues where their systems interface with the Company's systems or otherwise impact its operations. There can be no assurance that a failure of systems of third parties on which the Company's systems and operations rely to be Year 2000 compliant will not have a material adverse effect on the Company's business, financial condition and operating results.

         Depending on the methods of financing and the size of potential acquisitions, the Company believes that the net proceeds of its offering of securities under its Registration Statement on Form S-1 (Registration No. 333-56567) together with cash flow from operating activities and borrowings under the Credit Facility, will be adequate to meet the Company's capital requirements over the next 12 months.

SEASONALITY AND QUARTERLY FLUCTUATIONS

          The results of the Company are subject to quarterly fluctuations caused primarily by the seasonal variations in the travel industry, especially the leisure travel segment. Seasonality also varies depending on the travel segment. Net revenues and operating income of the European auto rental segment are generally higher in the first and second quarters, net revenues and operating income of the airline and cruise reservation companies are generally higher in the second and third quarters, and net revenues and operating income of the lodging segment are generally higher in the third and fourth quarters. The Company expects this seasonality and quarterly fluctuations to continue.

          The Company's quarterly results of operations may also be subject to fluctuations as a result of the timing and cost of acquisitions, changes in the mix of services offered by the Company, fare wars by travel providers, net daily rates charged to travelers by hotels, changes in relationships with certain travel providers (including commission rates and programs), changes in the timing and payment of overrides by travel providers, extreme weather conditions or other factors affecting travel or the economy.

          The following table presents summary financial data on a pro forma basis for each of the five most recent quarterly periods:

                                                                    THREE MONTH PERIODS ENDED,
                                             --------------------------------------------------------------------------
                                             MARCH 31,      JUNE 30,      SEPTEMBER 30,    DECEMBER 31,     MARCH 31,
                                               1997           1997            1997             1997            1998
                                             ------         -------          ------          -------        ----------
Net revenues............................... $20,760        $29,213           $23,768         $19,158        $27,818
Gross profit...............................   7,811         12,773             8,917           6,664         11,935
Income from operations.....................   3,198          7,120             2,671             826          3,924
Net income.................................   1,766          4,069             1,562             470          2,228
Diluted earnings per share.................$   0.16        $  0.37           $  0.14         $  0.04        $  0.20

NEW ACCOUNTING PRONOUNCEMENTS

          The Company implemented several new accounting pronouncements and standards in 1997 and 1998. The Company adopted in 1997 Statement of Financial Accounting Standards No. 128, "Earnings Per Share." Basic earnings per common share calculations are determined by dividing net income by the weighted average number of common shares outstanding during the year. Diluted earnings per common share calculations are determined by dividing net income by the weighted average number of common shares and dilutive common share equivalents (options) outstanding.

          Pursuant to AICPA Statement of Position No. 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use" the Company has begun to capitalize certain direct costs related to strategic systems development projects. The Company capitalized $492,000 of such costs through March 31, 1998.

          The Company adopted in 1998 Statement of Financial Accounting Standard No. 130, "Reporting Comprehensive Income" which establishes standards for reporting and display of comprehensive income and its components in the financial statements. For the periods presented there were no differences between net income and comprehensive net income.

          In June 1997, the FASB issued Statement of Financial Accounting Standard No. 131, "Disclosures about Segments of an Enterprise and Related Information ("SFAS No. 131"). SFAS No. 131 establishes standards for the way that public business enterprises report information about operating segments in annual financial statements and requires that those enterprises report selected information about operating segments in interim financial reports issued to shareholders. It also establishes standards for related disclosures about product and services, geographic areas, and major customers. SFAS No. 131 is effective for financial statements for fiscal years beginning after December 15, 1997. Financial statement disclosures for prior periods are required to be restated. The Company is in the process of evaluating the disclosure requirements. The adoption of SFAS No. 131 will have no impact on consolidated results of operations, financial position or cash flow.

                                 USE OF PROCEEDS

                  This Prospectus relates to shares of Common Stock of the Company which may be offered and issued by the Company from time to time in connection with the acquisition of other businesses or properties, and upon exercise or conversion of, warrants, options, convertible debentures or other similar instruments issued by the Company from time to time in connection with any such acquisition. Other than the businesses or properties acquired, there will be no proceeds to the Company from these offerings.

                OUTSTANDING SECURITIES COVERED BY THIS PROSPECTUS

         This Prospectus, as appropriately amended or supplemented, may be used from time to time by persons who have received shares of Common Stock covered by the Registration Statement in acquisitions of businesses or assets by the Company, or their transferees, and who wish to offer and sell such shares (such persons are herein referred to as the "Selling Stockholder" or "Selling Stockholders") in transactions in which they and any broker-dealer through whom such shares are sold may be deemed to be underwriters within the meaning of the Securities Act. The Company intends to attempt to contract with the Selling Stockholders to restrict the transfer or resale of all or a portion of such Shares for a given period of time or to permit the transfer or sale thereof only with the prior written consent of the Company. The Company may consent to the use of this Prospectus for a limited period of time by the Selling Stockholders, subject to limitations and conditions which may be varied by agreement between the Company and the Selling Stockholders. The Company will receive none of the proceeds from any such sales. Any commissions paid or concessions allowed to any broker-dealer, and, if any broker-dealer purchases such shares as principal, any profits received on the resale of such shares, may be deemed to be underwriting discounts and commissions under the Securities Act.

         Printing, certain legal, filing and other similar expenses of this offering will be paid by the Company. Selling Stockholders will bear all expenses relating to any resale of shares, including any brokerage fees, underwriting discounts or commissions.

         There presently are no arrangements or understandings, formal or informal, pertaining to the distribution of the shares as described herein. Upon the Company's being notified by a Selling Stockholder that any material arrangement has been entered into with a broker-dealer for the sale of shares through a block trade, special offering, exchange distribution or secondary distribution, a supplemented Prospectus will be filed, pursuant to Rule 424(b) under the Securities Act, setting forth (i) the name of each Selling Stockholder and of the participating broker-dealer(s), (ii) the number of shares involved,
(iii) the price at which such shares were sold, (iv) the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable, (v) that such broker-dealer(s) did not conduct any investigation to verify the information set out in this Prospectus and (vi) other facts material to the transaction.

         Selling Stockholders may sell the shares being offered hereby from time to time in transactions (which may involve crosses and block transactions) on the Nasdaq Stock Market or such other securities exchange on which the Company's Common Stock may be listed, in negotiated transactions or otherwise, at market prices prevailing at the time of sale or at negotiated prices. Selling Stockholders may sell some or all of the shares in transactions involving broker-dealers, who may act solely as agent and/or may acquire shares as principal. Broker-dealers participating in such transactions as agent may receive commissions from Selling Stockholders (and, if they act as agent for the purchaser of such shares, from such purchaser), such commissions computed in appropriate cases in accordance with the applicable rules of the Nasdaq Stock Market or such other securities exchange on which the Company's Common Stock may be listed, which commissions may be negotiated rates where permissible under such rules. Participating broker-dealers may agree with Selling Stockholders to sell a specified number of shares at a stipulated price per share and, to the extent such broker-dealer is unable to do so acting as agent for Selling Stockholders, to purchase as principal any unsold shares at the price required to fulfill the broker-dealer's commitment to Selling Stockholders.

         In addition or alternatively, Shares may be sold by Selling Stockholders and/or by or through other broker-dealers in special offerings, exchange distributions or secondary distributions pursuant to and in compliance with the governing rules of the Nasdaq Stock Market or such other securities exchange on which the Company's Common Stock may be listed, and in connection therewith, commissions in excess of the customary commission prescribed by the rules of such securities exchange may be paid to participating broker-dealers, or, in the case of certain secondary distributions, a discount or concession from the offering price may be allowed to participating broker-dealers in excess of such customary commission. Broker-dealers who acquire shares as principal thereafter may resell such shares from time to time in transactions (which may involve crosses and block transactions and which may involve sales to and through other broker-dealers, including transactions of the nature described in the preceding two sentences) on the Nasdaq Stock Market or such other securities exchange on which the Company's Common Stock may be listed, in negotiated transactions or otherwise, at market prices prevailing at the time of sale or at negotiated prices, and, in connection with such resales, may pay to or receive commissions from the purchasers of such shares.

         The Company may agree to indemnify each Selling Stockholder as an underwriter under the Securities Act against certain liabilities, including liabilities arising under the Securities Act. Each Selling Stockholder may indemnify any broker-dealer that participates in transactions involving sales of the shares against certain liabilities, including liabilities arising under the Securities Act.

                          DESCRIPTION OF CAPITAL STOCK

GENERAL

         The Company's authorized capital stock consists of 51,000,000 shares of capital stock, par value $.01 per share, consisting of 50,000,000 shares of Common Stock, of which 1,959,565 shares are designated restricted common stock (the "Restricted Common Stock") as of July 22, 1998, and 1,000,000 shares of preferred stock, par value $.01 per share (the "Preferred Stock"). At July 22, 1998, the Company had 13,158,805 outstanding shares of Common Stock held of record by 134 shareholders, of which 1,959,565 shares are shares of Restricted Common Stock, and no shares of Preferred Stock. The Company's Board Of Directors and stockholders have approved the reincorporation of the Company from Delaware to Florida. The Company anticipates that the reincorporation will be undertaken in the third quarter of 1998.

COMMON STOCK AND RESTRICTED COMMON STOCK

         All of the rights, privileges and obligations of the Common Stock and Restricted Common Stock are the same, except for voting rights. The holders of the Common Stock are entitled to one vote for each share held on all matters. The holders of Restricted Common Stock are entitled to four-tenths of one vote for each share held on all matters.

         Subject to the rights of any then outstanding shares of Preferred Stock, the holders of the Common Stock are entitled to such dividends as may be declared in the discretion of the Board of Directors out of funds legally available therefor. Holders of Common Stock are entitled to share ratably in the net assets of the Company upon liquidation after payment or provision for all liabilities and any preferential liquidation rights of any Preferred Stock then outstanding. The holders of Common Stock have no preemptive rights to purchase shares of stock of the Company. Shares of Common Stock are not subject to any redemption provisions and are not convertible into any other securities of the Company. All outstanding shares of Common Stock are, and the shares of Common Stock to be issued pursuant to this Prospectus will be upon payment therefor, fully paid and nonassessable.

         The Board of Directors is classified into three classes as nearly equal in number as possible, with the term of each class expiring on a staggered basis. The classification of the Board of Directors may make it more difficult to change the composition of the Board of Directors and thereby may discourage or make more difficult an attempt by a person or group to obtain control of the Company. Cumulative voting for the election of directors is not permitted, enabling holders of a majority of the outstanding Common Stock to elect all members of the class of directors whose terms are then expiring.

         Each share of Restricted Common Stock will automatically convert to Common Stock on a share for share basis: (a) in the event of a disposition of such share of Restricted Common Stock by the holder thereof (other than a disposition which is a distribution by a holder to its partners or beneficial owners or a transfer to a related party of such holder (as defined in Section 267, 707, 318, and or 4946 of the Internal Revenue Code of 1986, as amended)),
(b) in the event any person acquires beneficial ownership of 15% or more of the outstanding shares of Common Stock of the Company, (c) in the event any person offers to acquire 15% or more of the outstanding shares of Common Stock of the Company, or (d) in the event a majority of the aggregate number of votes which may be voted by the holders of outstanding shares of Common Stock and Restricted Common Stock entitled to vote and approve such conversion. After December 31, 1999, the Company may elect to convert any outstanding shares of Restricted Common Stock into shares of Common Stock in the event 80% or more of the outstanding shares of Restricted Common Stock have been converted into shares of Common Stock.

 PREFERRED STOCK

         The Preferred Stock may be issued from time to time by the Board of Directors in one or more series. Subject to the provisions of the Company's Certificate of Incorporation and limitations prescribed by law, the Board of Directors is expressly authorized to adopt resolutions to issue the shares, to fix the number of shares and to change the number of shares constituting any series and to provide for or change the voting powers, designations, preferences and relative, participating, optional or other special rights, qualifications, limitations or restrictions thereof, including dividend rights (including whether dividends are cumulative), dividend rates, terms of redemption (including sinking fund provisions), redemption prices, conversion rights and liquidation preferences of the shares constituting any series of the Preferred Stock, in each case without any further action or vote by the stockholders. The Company has no current plans to issue any shares of Preferred Stock.

         One of the effects of undesignated Preferred Stock may be to enable the Board of Directors to render more difficult or to discourage an attempt to obtain control of the Company by means of a tender offer, proxy contest, merger or otherwise, and thereby to protect the continuity of the Company's management. The issuance of shares of the Preferred Stock pursuant to the Board of Directors' authority described above may adversely affect the rights of the holders of Common Stock. For example, Preferred Stock issued by the Company may rank prior to the Common Stock as to dividend rights, liquidation preference or both, may have full or limited voting rights and may be convertible into shares of Common Stock. Accordingly, the issuance of shares of Preferred Stock may discourage bids for the Common Stock or may otherwise adversely affect the market price of the Common Stock.

STATUTORY BUSINESS COMBINATIONS PROVISION

         The Company is subject to the provisions of Section 203 of the Delaware General Corporation Law ("Section 203"). Section 203 provides, with certain exceptions, that a Delaware corporation may not engage in any of a broad range of business combinations with a person or an affiliate or associate of such person, who is an "interested stockholder" for a period of three years from the date that such person became an interested stockholder unless: (i) the transaction resulting in a person becoming an interested stockholder, or the business combination, is approved by the Board of Directors of the corporation before the person becomes an interested stockholder; (ii) the interested stockholder acquired 85% or more of the outstanding voting stock of the corporation in the same transaction that makes such person an interested stockholder (excluding shares owned by persons who are both officers and directors of the corporation, and shares held by certain employee stock ownership plans); or (iii) on or after the date the person becomes an interested stockholder, the business combination is approved by the corporation's board of directors and by the holders of at least 662/3% of the corporation's outstanding voting stock at an annual or special meeting, excluding shares owned by the interested stockholder. Under Section 203, an "interested stockholder" is defined as any person who is: (i) the owner of 15% or more of the outstanding voting stock of the corporation or (ii) an affiliate or associate of the corporation and who was the owner of 15% or more of the outstanding voting stock of the corporation at any time within the three-year period immediately prior to the date on which it is sought to be determined whether such person is an interested stockholder.

         The Company's Board Of Directors and stockholders have approved the Company's reincorporation from Delaware to Florida; the Company anticipates that the reincorporation will be undertaken in the third quarter Of 1998. Once reincorporated in Florida, the Company will be subject to the "Affiliated Transactions" and "Control Share Acquisition" provisions of the Florida Business Corporation Act. These provisions require, subject to certain exceptions, that an "Affiliated Transaction" be approved by the holders of two-thirds of the voting shares other than those beneficially owned by an "Interested Shareholder" or by a majority of disinterested directors. Voting rights must also be conferred on control shares" acquired in specified control share acquisitions, generally only to the extent conferred by resolution approval by the shareholders, excluding holders of shares defined as "Interested Shares."

LIMITATION ON DIRECTORS' LIABILITIES

         Pursuant to the Company's Certificate of Incorporation and as permitted by Delaware law, directors of the Company are not liable to the Company or its stockholders for monetary damages for breach of fiduciary duty, except for liability in connection with a breach of duty of loyalty, for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, for dividend payments or stock repurchases illegal under Delaware law or any transaction in which a director has derived an improper personal benefit.

TRANSFER AGENT AND REGISTRAR

         The Transfer Agent and Registrar for the Common Stock is American Stock Transfer and Trust Company.

                                  LEGAL MATTERS

         The validity of the issuance of the shares of Common Stock offered by this Prospectus will be passed upon for the Company by Morgan, Lewis & Bockius LLP, New York, New York.

                                     EXPERTS

         The audited financial statements of Travel Services International, Inc. and its subsidiaries, Cruises Only, Inc., 800-Ideas, Inc., and Cruises, Inc., incorporated by reference in this Prospectus and Registration Statement, have been audited by Arthur Andersen LLP, independent public accountants, to the extent and for the periods indicated in their reports thereon. Such financial statements have been included in reliance upon the authority of said firms as experts in giving such reports.

         The financial statements of Lexington Services Associates, Ltd. at December 31, 1997 and for the year then ended, incorporated by reference in this Prospectus and Registration Statement, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon, and are included in reliance upon such report given upon the authority of such firm given upon their authority as experts in accounting and auditing.

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         NO DEALER, SALES REPRESENTATIVE OR ANY OTHER PERSON HAS BEEN AUTHORIZED
TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THE OFFERING OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF ANY OFFER TO BUY ANY SECURITIES OTHER THAN THE SHARES OF COMMON STOCK TO WHICH IT RELATES OR AN OFFER TO, OR A SOLICITATION OF, ANY
PERSON IN ANY JURISDICTION WHERE SUCH AN OFFER OR SOLICITATION WOULD BE
UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY OR THAT THE INFORMATION CONTAINED HEREIN IS
CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

                           ---------------------------





                                TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----

Available Information........................................................ 2
Incorporation of Certain Documents
   by Reference.............................................................. 2
The Company.................................................................. 3
Risk Factors................................................................. 6
Results of Operations-Summary Discussion and Analysis .......................11
Use of Proceeds..............................................................16
Outstanding Securities Covered by
   this Prospectus...........................................................16
Description of Capital Stock.................................................18
Legal Matters................................................................20
Experts......................................................................20

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                                1,506,706 Shares

                                     [LOGO]

                                 TRAVEL SERVICES
                               INTERNATIONAL, INC.

                                  Common Stock

                               ------------------

                                   PROSPECTUS

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                                  AUGUST 10, 1998

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